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                                                                     EXHIBIT 3.4

                              SECOND AMENDMENT TO
                      LIMITED LIABILITY COMPANY AGREEMENT

     THIS SECOND AMENDMENT (the "Amendment") to the Limited Liability Company Agreement of Mirant Mid-Atlantic, LLC (f/k/a Southern Energy Mid-Atlantic, LLC) (the "Company") dated July 12, 2000 (the "Agreement") is made and entered into as of May 15, 2001, by the sole members of the Company, Mirant Mid-Atlantic Investments, Inc. ("Mirant Mid-Atlantic Investments") and Mirant Mid-Atlantic Management, Inc. ("Mirant Mid-Atlantic Management").

     WHEREAS, Mirant Mid-Atlantic Investments and Mirant Mid-Atlantic Management, as the sole members of the Company, desire to amend the Agreement in accordance with the terms and conditions hereinafter set forth;

     NOW, THEREFORE, Mirant Mid-Atlantic Investments and Mirant Mid-Atlantic Management hereby agree as follows:

     1.  The following article shall be added to the Agreement and be found in
Article XIV, Section 14.13 reading as follows:

     "14.13    Indemnification.  The Company shall indemnify to the full extent
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     permitted by the Limited Liability Company Act of the State of Delaware or
     any other applicable laws as now or hereinafter in effect any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a Member, Manager or officer of the Company or serves or served at the request of the Company or any other enterprise as a Member, Manager or officer. Expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Company promptly upon receipt by it of an undertaking of or on behalf of such person to repay such amounts if it shall ultimately be determined that such person is not entitled to be indemnified by the Company. The rights provided to any person by this Section shall be enforceable against the Company by such person who shall be presumed to have relied upon it in serving or continuing to serve as a Member, Manager or officer as provided above. No amendment of this Section shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment. For purposes of this Section, the term "Company" shall include any predecessor of the Company and any constituent company (including any constituent of a constituent) absorbed by the Company in a consolidation or merger; the term "other enterprise," shall include any corporation, limited liability company, partnership, joint venture, trust or employee benefit plan; service "at the request of the Company" shall include service as a Member, Manager, officer or employee of the Company which imposes duties on, or involves services by, such Member, Manager, officer or employee with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan
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     which such person reasonably believes
     to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Company. Notwithstanding the foregoing, no Member, Manager or officer shall be indemnified against liability for any intentional misconduct, any knowing violation of the law or any transaction in which such Member, Manager or officer receives a personal benefit in violation or breach of the Act or this Agreement."

     2. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its provisions regarding conflict of laws.

     3. Except as specifically amended herein, all terms of the Agreement shall remain in full force and effect and are hereby ratified and affirmed.

     IN WITNESS WHEREOF, the members of the Company have caused this Amendment to be duly executed on the date first above written.

                                           MIRANT MID-ATLANTIC
                                           INVESTMENTS, INC., as Member

                                           By:   /s/ Michael L. Smith
                                              -------------------------------
                                           Name: Michael L. Smith
                                                 ----------------------------
                                           Title: Vice President
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                                           MIRANT MID-ATLANTIC
                                           MANAGEMENT, INC., as Member

                                           By:   /s/ Michael L. Smith
                                              -------------------------------
                                           Name: Michael L. Smith
                                                 ----------------------------
                                           Title: Vice President
                                                 ----------------------------